Exhibit 99.1

RE: NN, Inc. 207 Mockingbird Lane 3rd Floor Johnson City, TN 37604

FOR FURTHER INFORMATION:

AT THE COMPANY Robbie Atkinson Corporate Treasurer & Investor Relations (423) 434-8398	AT FINANCIAL RELATIONS BOARD Marilynn Meek (General info) 212-827-3773

FOR IMMEDIATE RELEASE

August 5, 2015

NN, INC. REPORTS SECOND QUARTER 2015 RESULTS

•	Net sales of $164.9 million, an increase of $58.2 million

•	Adjusted income from operations grew to $14.3 million

•	Adjusted net income of $7.2 million, or $0.37 per diluted share

Johnson City, Tenn, August 5, 2015 –NN, Inc., (NASDAQ: NNBR) a diversified industrial company, today reported its financial results for the second quarter ended June 30, 2015.

Second Quarter 2015 Results

Net sales for the second quarter of 2015 increased $58.2 million, or 55%, to $164.9 million, compared to $106.7 million for the second quarter of 2014. Acquisitions made subsequent to March 31, 2014 added $64.3 million in revenue. Negative currency impacts reduced reported net sales by $9.3 million versus the second quarter of last year.

Adjusted income from operations for the second quarter of 2015 was $14.3 million, an increase of 51%, compared to $9.5 million for the same period in 2014. Adjusted net income, which excludes the after-tax impact of foreign exchange on inter-company loans and after-tax acquisition and integration expenses, increased to $7.2 million, or $0.37 per diluted share, compared to $6.0 million, or $0.33 per diluted share for the same period in 2014.

On a GAAP basis, income from operations for the second quarter of 2015 was $13.6 million, compared to $8.2 million for the same period in 2014. Net income on a GAAP basis for the second quarter of 2015 was $7.0 million, or $0.36 per diluted share. This compared to $5.2 million, or $0.29 per diluted share, in the second quarter of 2014.

Richard Holder, President and Chief Executive Officer, commented, “Excluding the macro-economic challenges in Brazil our businesses along with our financial results continue to meet our expectations for the year. Our adjusted income from operations continued to improve during the quarter as the remainder of our portfolio continues to grow and hit our operating targets. The acquisitions we’ve made since 2014 remain on or ahead of our stated integration and synergy targets for 2015.”

Business Group Results

Metal Bearing Components

Net sales for the group decreased $3.7 million to $69.3 million during the second quarter of 2015, compared to $73.0 million for second quarter 2014. Negative currency impacts of $9.3 million were partially offset by volume increases of $3.0 million and the contribution of acquisition sales of $2.6 million. Income from operations for the second quarter was $9.4 million, compared to $8.7 million in the second quarter of 2014.

“The Metal Bearing Components Group continued its solid performance in 2015,” said Holder. “Excluding the negative currency impacts the business continues to grow and expand its end markets.”

Autocam Precision Components

Net sales for the second quarter of 2015 were $86.5 million, compared to $25.3 million in the second quarter of 2014, an increase of $61.2 million. Acquisitions accounted for $60.9 million of the increase. Income from operations for the quarter increased $6.8 million to $9.1 million, compared to $2.3 million in the second quarter of 2014.

Holder commented, “The Autocam Precision Components Group performed well despite the conditions in Brazil. As expected, new customer programs continued to ramp in the quarter and began to hit their expected operating targets as the quarter came to a close, while the integration of the Autocam acquisition remains ahead of schedule.”

Plastic and Rubber Components

Net sales for the second quarter increased $0.7 million to $9.1 million, compared to $8.4 million for the same period in 2014. Income from operations for the quarter was $0.5 million, compared to $0.4 million in 2014.

Holder commented, “We continue to transform our plastics business as we focus on growing a diversified business that meets our operating expectations. During the quarter we continued that process with the completion of the Caprock acquisition.”

Holder concluded, “The second quarter was an important quarter in the history of our company. We made our first acquisition in our plastics portfolio and raised $182 million in equity to prepare for future acquisitions and continued growth as we remain focused on executing our strategic plan.”

NN will discuss its results during its quarterly investor conference call tomorrow morning starting at 9:00 a.m. ET. The call and an accompanying slide presentation may be accessed via NN’s website. The conference call can also be accessed by dialing 888-427-9376; conference id – 5901109. For those who are unavailable to listen to the live broadcast, a replay will be available shortly after the call for 90 days.

The attached financial tables include a reconciliation of adjusted income from operations and adjusted net income to the U.S. GAAP financial measures of income from operations and net income.

NN, Inc., a diversified industrial company manufactures and supplies high precision metal bearing components, industrial plastic and rubber products and precision metal components to a variety of markets on a global basis. Headquartered in Johnson City, Tennessee, NN has 26 manufacturing plants in the North America, Western Europe, Eastern Europe, South America and China.

Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements, are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of NN, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion. All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “assumptions”, “target”, “guidance”, “outlook”, “plans”, “projection”, “may”, “will”, “would”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “potential” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology. Factors which could materially affect actual results include, but are not limited to: general economic conditions and economic conditions in the industrial sector, inventory levels, regulatory compliance costs and the Company’s ability to manage these costs, start-up costs for new operations, debt reduction, competitive influences, risks that current customers will commence or increase captive production, risks of capacity underutilization, quality issues, availability and price of raw materials, currency and other risks associated with international trade, the Company’s dependence on certain major customers, and the successful implementation of the global growth plan including development of new products. Similarly, statements made herein and elsewhere regarding pending or completed acquisitions are also forward-looking statements, including statements relating to the anticipated closing date of an acquisition, the Company’s ability to obtain required regulatory approvals or satisfy closing conditions, the costs of an acquisition and the Company’s source(s) of financing, the future performance and prospects of an acquired business, the expected benefits of an acquisition on the Company’s future business and operations and the ability of the Company to successfully integrate recently acquired businesses.

For additional information concerning such risk factors and cautionary statements, please see the section titled “Risk Factors” in the Company’s periodic reports filed with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014. Except as required by law, we undertake no obligation to update or revise any forward-looking statements we make in our press releases, whether as a result of new information, future events or otherwise.

Financial Tables Follow

NN, Inc.

Consolidated Statements of Income

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended JUNE 30,		Six Months Ended JUNE 30,
	2015	2014	2015	2014
Net sales	$164,856	$106,680	$328,601	$209,208
Cost of products sold (exclusive of depreciation and amortization shown separately below)	128,708	84,285	258,025	164,569
Selling, general and administrative	13,962	10,074	25,961	20,104
Depreciation and amortization	8,597	4,084	17,091	7,961

Income from operations	13,589	8,237	27,524	16,574

Interest expense	6,021	551	11,959	1,115
Other expense, net	19	129	1,419	212

Income before provision for income taxes and share of net income from joint venture	7,549	7,557	14,146	15,247

Provision for income taxes	1,617	2,357	3,073	4,809
Share of net income from joint venture	1,021	—	1,882	—

Net income	$6,953	$5,200	$12,955	$10,438

Basic income per common share:	$0.36	$0.29	$0.68	$0.59
Weighted average shares outstanding	19,215	17,779	19,064	17,700
Diluted income per common share:	$0.36	$0.29	$0.67	$0.58
Weighted average shares outstanding	19,582	18,172	19,416	18,054
Cash dividends per common share	$0.07	$0.07	$0.14	$0.14

NN, Inc.

Condensed Balance Sheets

(In thousands)

(Unaudited)

	June 30, 2015	December 31, 2014
Assets
Current assets:
Cash	$21,409	$37,317
Accounts receivable, net	114,819	97,510
Inventories	87,928	91,469
Other current assets	16,590	16,503

Total current assets	$240,746	242,799
Property, plant and equipment, net	$272,047	278,442
Goodwill, net	85,436	83,941
Intangible asset, net	52,929	52,827
Investment in joint venture	38,240	34,703
Other non-current assets	19,542	20,001

Total assets	$708,940	$712,713

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$63,616	$71,094
Accrued salaries, wages and benefits	19,760	21,148
Current maturities of long-term debt	23,345	22,160
Income taxes payable	5,057	3,274
Current portion of obligations under capital lease	5,482	5,418
Other current liabilities	11,481	14,504

Total current liabilities	128,741	137,598
Non-current deferred tax liabilities	48,238	49,461
Long-term debt, net of current portion	335,938	328,026
Obligations under capital lease, net of current portion	11,829	14,539
Other non-current liabilities	10,692	9,390

Total liabilities	$535,438	539,014
Total stockholders’ equity	$173,502	173,699

Total liabilities and stockholders’ equity	$708,940	$712,713

NN, Inc.

Reconciliation of Non-GAAP to GAAP Financial Measures

(Unaudited)

Reconciliation of net income to adjusted net income:

	Three Months Ended June 30, 2015		Three Months Ended June 30, 2014
	(In Thousands)	Diluted Earnings Per Share	(In Thousands)	Diluted Earnings Per Share
Net Income	$6,953	$0.36	$5,200	$0.29
After tax acquisition and integration expenses	436	0.02	818	0.04
After-tax foreign exchange gain on inter-company loans	(232)	-0.01	—	0.00

Adjusted Net Income	$7,157	$0.37	$6,018	$0.33

Reconciliation of net income to adjusted net income:

	Six Months Ended June 30, 2015		Six Months Ended June 30, 2014
	(In Thousands)	Diluted Earnings Per Share	(In Thousands)	Diluted Earnings Per Share
Net Income	$12,955	$0.67	$10,438	$0.58
After tax acquisition and integration expenses	436	0.02	1,132	0.06
After-tax foreign exchange loss on inter-company loans	655	0.03	—	0.00

Adjusted Net Income	$14,046	$0.72	$11,570	$0.64

Reconciliation of income from operations to adjusted income from operations:

	Three Months Ended June 30, 2015 (In Thousands)	Three Months Ended June 30, 2014 (In Thousands)	Six Months Ended June 30, 2015 (In Thousands)	Six Months Ended June 30, 2014 (In Thousands)
Income from operations	$13,589	$8,237	$27,524	$16,574
Acquisition and integration expenses	681	1,279	681	1,770

Adjusted Income from operations	$14,270	$9,516	$28,205	$18,344

Reconciliation of income from operations to adjusted income from operations

	Three Months Ended June 30, 2015
	MBC	APC	PRC	NN Inc
Income from operations	$9,403	$9,095	$501	$13,589
Acquisition and integration expenses	—	—	—	681
China JV Income	—	1,021	—	1,021

Adjusted Income from operations Including China JV	$9,403	$10,116	$501	$15,291

	Three Months Ended June 30, 2014
	MBC	APC	PRC	NN Inc

Income from operations	$8,748	$2,306	$414	$8,237
Acquisition and integration expenses	—	—	—	1,279

Adjusted Income from operations Including China JV	$8,748	$2,306	$414	$9,516

Reconciliation of income from operations to adjusted income from operations

	Six Months Ended June 30, 2015
	MBC	APC	PRC	NN Inc
Income from operations	$18,491	$16,813	$714	$27,524
Acquisition and integration expenses	—	—	—	681
China JV Income	—	1,882	—	1,882

Adjusted Income from operations Including China JV	$18,491	$18,695	$714	$30,087

	Six Months Ended June 30, 2014
	MBC	APC	PRC	NN Inc
Income from operations	$17,520	$4,868	$649	$16,574
Acquisition and integration expenses	—	—	—	1,770

Adjusted Income from operations Including China JV	$17,520	$4,868	$649	$18,344

The Company’s management evaluates operating performance excluding unusual and/or nonrecurring items. The Company believes excluding such items provides a more effective and comparable measure of performance and a clearer view of underlying trends. Since net income excluding these items is not a measure calculated in accordance with GAAP, this should not be considered as a substitute for other GAAP measures, including net income, as an indicator of performance. Accordingly, net income/loss excluding the above items is reconciled to net income/loss on a GAAP basis.